Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Jeff Young		Noelle Faris
Media Relations	—or—	Investor Relations
617-444-3913		617-444-4676
jyoung@akamai.com		nfaris@akamai.com

AKAMAI PREVAILS IN PATENT LITIGATION

Jury finds Limelight Networks infringes key Internet content delivery patent

CAMBRIDGE, MA – February 29, 2008 – Akamai Technologies, Inc. (NASDAQ: AKAM) announced that a jury in the U.S. District Court of Massachusetts returned a verdict today that Limelight Networks, Inc. is infringing the content delivery patent asserted by Akamai. As a result, the jury awarded Akamai $45,526,946 in damages, plus interest.

The verdict, which came at the end of a three-week trial in Boston, stemmed from a lawsuit that Akamai had filed in 2006. The jury found that Limelight infringed all four of the claims that Akamai had asserted in its Internet content delivery patent, U.S. patent 6,108,703, issued in the name of Akamai founders Tom Leighton and the late Danny Lewin.

The jury rejected Limelight’s defense that Akamai’s patent was invalid.

“We are extremely pleased with the jury’s verdict,” said Melanie Haratunian, senior vice president and general counsel of Akamai. “Today’s ruling recognizes the strength of Akamai’s patent portfolio and is a tangible reflection of our resolve to vigorously defend the Company’s intellectual property.”

Akamai intends to ask the Court to issue a permanent injunction prohibiting Limelight from continuing to sell infringing services.

About Akamai

Akamai® is the leading global service provider for accelerating content and business processes online. Thousands of organizations have formed trusted relationships with Akamai, improving their revenue and reducing costs by maximizing the performance of their online businesses. Leveraging the Akamai EdgePlatform, these organizations gain business advantage today, and have the foundation for the emerging Web solutions of tomorrow. Akamai is “The Trusted Choice for Online Business.” For more information, visit www.akamai.com.